As filed with the Securities and Exchange Commission on May 22, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVALONBAY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	77-0404318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4040 Wilson Blvd., Suite 1000

Arlington, Virginia 22203

(Address of Principal Executive Offices) (Zip Code)

AvalonBay Communities, Inc. 2026 Equity Incentive Plan

(Full title of the plan)

Benjamin W. Schall
Chief Executive Officer and President
AvalonBay Communities, Inc.
4040 Wilson Blvd., Suite 1000
Arlington, VA 22203

(Name and Address of Agent For Service)

(703) 329-6300

(Telephone number, including area code, of agent for service)

With a copy to:

Audrey S. Leigh
William T. Goldberg
Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018
(212) 813-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by AvalonBay Communities, Inc. (the “Company”, “we,” “us” or “AvalonBay”) to register the offer and sale of up to 4,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the AvalonBay Communities, Inc. 2026 Equity Incentive Plan (the “2026 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to participants in the 2026 Plan as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Act and Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 27, 2026;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed on May 7, 2026;

•	the information specifically incorporated by reference into the Annual Report of the Company on Form 10-K for the year ended December 31, 2025 from the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 6, 2026;

•	the Current Reports on Form 8-K filed on May 21, 2026 and May 22, 2026 (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act); and

•	the description of the Company’s common stock in the Company’s Registration Statement on Form 8-B, filed on June 8, 1995, as updated by Exhibit 4.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 23, 2024, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

To the fullest extent permitted under Maryland law, AvalonBay’s charter limits the liability of AvalonBay’s directors and officers to AvalonBay and its stockholders for money damages for any breach of any duty owed by such director or officer of AvalonBay. The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (A) actual receipt of an improper benefit or profit in money, property or services; or (B) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. These provisions do not limit the ability of AvalonBay or its stockholders to obtain other relief, such as an injunction or rescission.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which AvalonBay’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL generally permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities, unless it is established that: (A) the director or officer actually received an improper personal benefit in money, property or services; (B) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful; or (C) the director’s or officer’s act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty. However, if the proceeding was one by or in the right of the corporation, indemnification may not be made if the director or officer shall have been adjudged to be liable to the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct; however, indemnification for an adverse judgment in a suit by the corporation or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (A) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (B) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct necessary for indemnification by the corporation.

To the maximum extent permitted by Maryland law in effect from time to time, AvalonBay’s charter provides that AvalonBay has the power, and AvalonBay’s bylaws require AvalonBay, to indemnify and to pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (i) any individual who is a present or former director or officer of AvalonBay or any predecessor of AvalonBay and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in such capacity or (ii) any individual who, at AvalonBay’s or a predecessor’s request, serves or has served as a director or officer, or in any other capacity with respect to, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in such capacity. AvalonBay’s charter and bylaws also permit AvalonBay, with the approval of its board of directors, to indemnify and advance expenses to any employee or agent of AvalonBay or any predecessor of AvalonBay.

Pursuant to the authority granted in AvalonBay’s charter and bylaws, AvalonBay has also entered into indemnification agreements with certain of its executive officers and members of the board of directors who are not officers of AvalonBay, pursuant to which AvalonBay has agreed to indemnify them against certain liabilities incurred in connection with their service as executive officers and/or directors and has agreed to advance expenses incurred by them in certain circumstances. These provisions and contracts could reduce the legal remedies available to AvalonBay and its stockholders against these individuals. In addition, AvalonBay maintains a directors’ and officers’ liability insurance policy.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
4.1	Articles of Amendment and Restatement of Articles of Incorporation of AvalonBay, dated as of June 4, 1998. (Incorporated by reference to Exhibit 3(i).1 to Form 10-K of AvalonBay filed March 1, 2007.)

4.2	Articles of Amendment, dated as of October 2, 1998. (Incorporated by reference to Exhibit 3(i).2 to Form 10-K of AvalonBay filed March 1, 2007.)

4.3	Articles of Amendment, dated as of May 22, 2013. (Incorporated by reference to Exhibit 3(i).3 to Form 8-K of AvalonBay filed May 22, 2013.)

4.4	Articles of Amendment, dated as of May 14, 2020. (Incorporated by reference to Exhibit 3(i).4 to Form 8-K of AvalonBay filed May 15, 2020.)

4.5	Composite restatement of Articles of Amendment and Restatement of Articles of Incorporation of AvalonBay, dated as of June 4, 1998, as amended by the Articles of Amendment, dated as of October 2, 1998, the Articles of Amendment, dated as of May 22, 2013, and the Articles of Amendment, dated as of May 14, 2020. (Incorporated by reference to Exhibit 3(i).5 to Form 10-Q of AvalonBay filed November 3, 2023.)

4.6	Amended and Restated Bylaws of AvalonBay, as adopted by the Board of Directors on October 30, 2023. (Incorporated by reference to Exhibit 3.1 to Form 8-K of AvalonBay filed October 30, 2023.)

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on signature page).

99.1*	AvalonBay Communities, Inc. 2026 Equity Incentive Plan.

107*	Calculation of Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)            The undersigned Company hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement on Form S-8 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement on Form S-8 (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement on Form S-8. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement on Form S-8 or any material change to such information in this registration statement on Form S-8; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement on Form S-8; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement on Form S-8 shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, AvalonBay certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on this 22nd day of May, 2026.

AvalonBay Communities, Inc.

Date:	May 22, 2026	By:	/s/ Benjamin W. Schall
Benjamin W. Schall, Director, Chief Executive Officer and President (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Benjamin W. Schall and Kevin P. O’Shea, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Date: May 22, 2026	By:	/s/ BENJAMIN W. SCHALL
Benjamin W. Schall, Director, Chief Executive Officer and President (Principal Executive Officer)

Date: May 22, 2026	By:	/s/ KEVIN P. O’SHEA
Kevin P. O’Shea, Chief Financial Officer (Principal Financial Officer)

Date: May 22, 2026	By:	/s/ SEAN T. WILLSON
Sean T. Willson, Senior Vice President, Corporate Controller (Principal Accounting Officer)

Date: May 22, 2026	By:	/s/ TIMOTHY J. NAUGHTON
Timothy J. Naughton, Chairman of the Board

Date: May 22, 2026	By:	/s/ GLYN F. AEPPEL
Glyn F. Aeppel, Director

Date: May 22, 2026	By:	/s/ TERRY S. BROWN
Terry S. Brown, Director

Date: May 22, 2026	By:	/s/ CONOR C. FLYNN
Conor C. Flynn, Director

Date: May 22, 2026	By:	/s/ RONALD L. HAVNER, JR.
Ronald L. Havner, Jr., Director

Date: May 22, 2026	By:	/s/ STEPHEN P. HILLS
Stephen P. Hills, Director

Date: May 22, 2026	By:	/s/ CHRISTOPHER B. HOWARD
Christopher B. Howard, Director

Date: May 22, 2026	By:	/s/ RICHARD J. LIEB
Richard J. Lieb, Director

Date: May 22, 2026	By:	/s/ NNENNA LYNCH
Nnenna Lynch, Director

Date: May 22, 2026	By:	/s/ CHARLES E. MUELLER, JR.
Charles E. Mueller, Jr., Director

Date: May 22, 2026	By:	/s/ SUSAN SWANEZY
Susan Swanezy, Director